Exhibit 10.5

EMPLOYEE LEASE AGREEMENT

This Employee Lease Agreement (this “Agreement”) is made and entered into effective January 1, 2005 (the “Effective Date”), by and between Cabela’s Incorporated, a Delaware corporation (“Company”), and Mudhead Enterprises, LLC, a Nebraska limited liability company (“ME”).

R E C I T A L S:

WHEREAS, ME desires to utilize certain personnel from Company on an interim basis to perform certain duties unrelated to the employees’ duties to Company;

WHEREAS, the parties believe that Company will obtain various indirect benefits from the services such employees will perform for ME; and

WHEREAS, the parties desire to formalize this arrangement and document the same by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:

1.  Services. Company agrees to lease to ME, certain Company employees as follows:

a.  Identification of Employees. The specific employees (the “Employees”) and the percentage of time for which they shall be available to provide services for ME is more fully set forth on Exhibit “A”, which is attached hereto. After consulting with ME, Company shall be permitted to amend Exhibit “A” from time to time during the Term (defined below) and select the Employees to provide the services. The parties further agree to review Exhibit “A” for accuracy at least semi-annually.

b.  Employees’ Reporting Duties. The Employees shall report to ME to the extent their services relate to ME matters and to the President of Company, or his designee, to the extent their services relate to Company matters. Neither ME nor Company shall hire additional employees who would be chargeable to the other without the prior written consent of the other.

c.  Leased Employee Compensation and Benefits. Company shall have the sole discretion as to the employee benefits to be provided and compensation to be paid to the Employees; provided, however, Company agrees to provide ME with ninety (90) days’ prior written notice of any adjustment to such benefits and/or compensation.

2.  Compensation. In consideration of Company’s leasing of the Employees, ME agrees to compensate Company according to the following terms:

a.  Employee Services. The monthly compensation due for the leasing of the Employees to ME shall be calculated per Employee by multiplying the sum of the Employee’s monthly salary and monthly benefits cost by the percentage of time the Employee is allocated to ME, as indicated on Exhibit “A”.

b.  Invoicing. Company shall invoice ME each month for the services of the Employees allocated to ME during the preceding month. ME shall pay each month’s invoice in full within thirty (30) days of receipt.

3.  Insurance. Company shall furnish and keep workers’ compensation insurance, covering the Employees, in full force and effect, at all times during the Term.

4.  Independent Contractor Relationship. None of the provisions of this Agreement are intended to create any relationship between the parties other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither of the parties, nor any of their respective officers, directors, employees or agents, shall have the authority to bind the other or shall be deemed or construed to be the agent, employee or representative of the other except as may be specifically provided herein or in any other agreement between the parties. Company acknowledges that it is responsible for all matters related to the payment of federal, state and local payroll taxes, workers’ compensation insurance, salaries and fringe benefits for the Employees and compliance with all applicable employment related laws.

5.  Term. The initial term of this Agreement is for a 1-year period beginning on the Effective Date and ending on December 31, 2005 provided, however, that this Agreement will automatically renew for successive 1-year periods unless either party notifies the other, no later than 60 days prior to any anniversary date, that it desires to terminate this Agreement as of such date.

6.  Termination. This Agreement may also be terminated as follows:

a.  Without Cause. ME may terminate this Agreement, without cause, upon thirty (30) days’ prior written notice to Company. Company may terminate this Agreement, without cause, upon one hundred eighty (180) day’s prior written notice to ME.

b.  With Cause. Either party shall have the right to terminate this Agreement upon written notice of such termination to the other party in the event that: (i) either party is in material breach of any provision of this Agreement and the breaching party has not cured the breach within thirty (30) days of receipt of written notice from the non-breaching party; (ii) the business of either party is terminated or suspended; (iii) a petition for bankruptcy is filed by or against either party; (iv) a receiver is appointed on account of either party’s insolvency; or (v) if any assignment is made of either party’s business for the benefit of its creditors.

7.  Severability. If any provision of this Agreement shall, for any reason, be found to be unenforceable or illegal, this Agreement shall remain in full force and effect, except for the unenforceable or illegal provision.

8.  Governing Law. This Agreement shall be construed under, and shall be governed by, the laws of the State of Nebraska.

9.  Assignment. Neither this Agreement nor any rights or duties under this Agreement may be assigned by either party except upon written agreement signed by both parties.

10.  Amendment. Except for Exhibit “A”, which may be amended in accordance with Section 1(a), this Agreement may not be amended except upon written agreement signed by both parties.

11.  Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be considered given and received when (a) personally delivered to the party, (b) delivered by courier, (c) delivered by facsimile, or (d) deposited in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with the provisions of this Section:

If to Company, to:	If to ME, to:
Cabela’s Incorporated Attn: President One Cabela Drive Sidney, NE 69160	Mudhead Enterprises, LLC Attn: Richard N. Cabela 920 Maple Street Sidney, NE 69162
12.  Headings. The headings to the various sections of this Agreement have been inserted for convenience only and shall not modify, define, limit or expand express provisions of this Agreement.

13.  Waiver. Waiver of a breach of or default under any term or provision of this Agreement by either party, by course of dealing or otherwise, shall not be deemed a waiver of any other breach of or default under the same or a different provision of this Agreement.

14.  Entire Agreement. This Agreement (including Exhibit “A” which is attached hereto and incorporated herein by this reference), constitutes the entire written agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral agreements of the parties regarding the subject matter of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner

Its:	Vice President and Chief Financial Officer

MUDHEAD ENTERPRISES, LLC

/s/ Mary A. Cabela

Its:	Manager

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